                                                                     EXHIBIT 5.1



                        [COOLEY GODWARD LLP LETTERHEAD]



January 16, 1998



Cytel Corporation
3525 John Hopkins
San Diego, CA  92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Cytel Corporation. (the "Company") of a Registration Statement on Form S-3 on or about January 16, 1998 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus") covering the offering of up to four million seven hundred seventy-seven thousand one hundred thirty-nine (4,777,139) shares of the Company's Common Stock, $0.01 par value (the "Shares").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Amendment of Amended and Restated Certificate of Incorporation and Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the reference to our form under the Caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/S/ L. KAY CHANDLER

L. Kay Chandler